SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2021

DAVE & BUSTER’S ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35664	35-2382255
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2481 Manana Drive Dallas TX 75220
(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 357-9588

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.01 par value	PLAY	NASDAQ Stock Market LLC

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 – Corporate Governance and Management

Item 5.02.            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2021, Dave & Buster’s Entertainment, Inc. (the “Company”) and Brian A. Jenkins, the Company’s Chief Executive Officer ("CEO"), mutually agreed to terms pursuant to which Mr. Jenkins will separate and transition from the Company. Mr. Jenkins will cease to serve as CEO and Director on September 30, 2021. Also on September 21, 2021, Kevin Sheehan, 67, the Company’s current Chair of the Board, was appointed as the Company’s interim CEO, effective as of October 1, 2021. It is anticipated that Mr. Sheehan will serve in such position until the appointment by the Board of a permanent CEO. Biographical and other information required by this Item concerning Mr. Sheehan is included in the Company’s definitive proxy statement for the 2021 Annual Meeting of Shareholders, filed with the SEC on May 5, 2021. The Board has voted to reduce its size to seven members following Mr. Jenkins' departure from board, effective October 1, 2021. On September 21, 2021, the Company issued a press release announcing these changes. A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.

In connection with his service as interim CEO, Mr. Sheehan and the Board have entered into a letter agreement (the “Sheehan Agreement”) pursuant to which Mr. Sheehan will receive the following compensation as interim CEO: (i) base salary at an annual rate of $780,000, (ii) a prorated annual bonus based on his service as interim CEO with a target bonus of 100% of his base salary, (iii) a grant of restricted stock units with a grant date value of $2,000,000, which will cliff vest upon the earliest to occur of (x) October 1, 2022, (y) the commencement date of employment of a permanent CEO (other than Mr. Sheehan), or (z) the termination of his employment in connection with a change in control; (iv) a grant of performance share units (PSUs) with respect to up to 20,000 shares of Company common stock having a one-year performance period that will be earned only upon achieving specified stock price levels and vesting terms established by the Compensation Committee; and (v) reimbursement of business expenses, including certain commuting and housing expenses (not to exceed $15,000 per month in the aggregate absent further approval). The Sheehan Agreement also provides for customary restrictive covenants, including non-compete, non-solicit and non-hire and confidentiality covenants. Mr. Sheehan will not receive any compensation as a director during his tenure as interim CEO, other than continued vesting of his restricted stock units granted in June 2021.

To facilitate the transition in leadership, Mr. Jenkins will continue to serve as a Senior Advisor to Mr. Sheehan (and the subsequently appointed permanent CEO) through November 30, 2021 (the "Transition Date"). Mr. Jenkins' departure is not the result of any dispute or disagreement with the Company, its Board, or its management, or any matter relating to the Company’s operations, policies or practices.

On September 21, 2021, Mr. Jenkins and the Company entered into a Transition and Separation Agreement and Release (“Transition Agreement”) memorializing the terms of his separation. Mr. Jenkins’ departure qualifies as a termination other than for cause under his Employment Agreement and as a termination other than for cause and a Retirement under his existing outstanding equity agreements (which shall be treated in accordance with their existing terms) given that he will have satisfied the criteria for Retirement at the time of his departure (e.g. age of 60 with ten or more years of service). Under the Transition Agreement, Mr. Jenkins will provide certain transition services. In addition, subject to his execution and non-revocation of a general release of claims, Mr. Jenkins will (i) be entitled to continue to receive his annual current base salary through the Transition Date, but not additional annual bonus compensation beyond what has already been earned under the Company’s FY 2021 bonus plan; (ii) continue to participate in company-sponsored benefit programs through the Transition Date; and (iii) continue to receive his perquisite allowance through the Transition Date.

Following the Transition Date, consistent with the terms of the Transition Agreement and Mr. Jenkins’ Employment Agreement (as previously disclosed in the Company’s most recent proxy statement), the Company will: (i) provide severance pay totaling 24 months of his current base salary plus target bonus; (ii) provide 12 months continuation of Mr. Jenkins’ perquisite allowance; and (iii) provide monthly payments for a period of 12 months equal to the monthly premium required by Mr. Jenkins to maintain health insurance benefits provided by the Company’s group health insurance plan.

Mr. Jenkins’ existing employment agreement otherwise remains in full force and effect, and Mr. Jenkins continues to be subject to the non-competition, non-solicitation and confidentiality obligations thereunder.

The foregoing descriptions of the Transition Agreement and the Sheehan Agreement do not purport to be complete and are qualified in its entirety by reference to the full text of the Agreements, each of which will be filed as an exhibit to a subsequent periodic report filed with the U.S. Securities and Exchange Commission.

Item 9.01.            Financial Statements and Exhibits

(d)	Exhibits.

99.1       Press release dated September 21, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVE & BUSTER’S ENTERTAINMENT, INC.

Date: September 21, 2021	By:	/s/ Robert W. Edmund
Robert W. Edmund
General Counsel, Secretary and Senior Vice President of Human Resources

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